Exhibit (n)

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated December 29, 2017, with respect to the financial statements of CION Ares Diversified Credit Fund as of October 31, 2017, and for the period from January 26, 2017 (commencement of operations) to October 31, 2017, incorporated by reference in Post-Effective Amendment No. 6 to the Registration Statement (Form N-2 File No. 333-212323) and related Prospectuses of CION Ares Diversified Credit Fund for the registration of shares of beneficial interests of the following: i) Class A (CADEX), ii) Class C (CADCX), iii) Class I (CADUX) and iv) Class L (CADWX).

/s/ Ernst & Young LLP

Los Angeles, California

February 26, 2018